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SECOND AMENDMENT TO LEASE AGREEMENT

THIS SECOND AMENDMENT TO LEASE AGREEMENT (this “Amendment”) is made and entered into as of November 17, 2022 (the "Effective Date") by and between VICTORIA LOGISTICS ASSETS LP, a Delaware limited partnership (“Landlord”); and THORNE HEALTHTECH, INC., a Delaware corporation (“Tenant”). Landlord and Tenant may hereinafter be referred to as a “Party” or together as the “Parties”.

RECITALS

A.
Tenant (as the successor-in-interest to Thorne Research, Inc., an Idaho corporation) and Landlord (as the successor-in-interest to GPT Summerville Owner LLC, a Delaware limited liability company) are the current parties to that certain Lease Agreement dated as of September 29, 2016, as amended by that certain First Amendment to Lease dated as of January 31, 2019 (the “First Amendment”; as amended and assigned, the “Lease”), pursuant to which Tenant leases from Landlord and Landlord leases to Tenant that certain building located on that certain real property known as Lot 3 of the Omni Industrial Campus located in Summerville, South Carolina (620 Omni Industrial Boulevard, Summerville, South Carolina) (the “Building”), consisting of approximately 240,800 square feet (the “Existing Premises”).

B.
Landlord and Tenant desire to amend the Lease to memorialize the Parties’ agreement to construct an addition to the Building and expand the Existing Premises, as well as make certain other changes, subject to the terms and provisions set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and conditions set forth in this Amendment, and for other good, lawful and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties covenant and agree as follows:

AGREEMENT

1.
Definitions; Recitals. Any capitalized terms used and not otherwise defined herein shall have the meaning given to such terms in the Lease. The above recitals are true and correct and are hereby incorporated into this Amendment as if set forth herein at length.

2.
Modified, Deleted or Replaced Sections or Sentences.

(a)
Section 1.5(d) of the Lease is hereby amended by deleting the first sentence of the paragraph contained therein and substituting the following language in lieu thereof:

“Notwithstanding any provision to the contrary in this Lease, as evidenced by the financial statements delivered by Tenant to Landlord pursuant to Section 6.2(b) of this Lease, if (i) at any time during the Lease Term Tenant maintains (A) EBITDA (as hereinafter defined) of not less than Thirty Million and No/100

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Dollars ($30,000,000.00), and (B) annual sales of not less than One Hundred Forty Million and No/100 Dollars ($140,000,000.00) over four consecutive fiscal quarters, then the Security Deposit (and Letter of Credit) required to be maintained by Tenant under this Lease shall be reduced to Two Million Four Hundred Fifty Thousand and No/100 Dollars ($2,450,000.00); or (ii) if on or after November 1, 2033 Tenant maintains (A) EBITDA (as hereinafter defined) of not less than Fifty Million and No/100 Dollars ($50,000,000), and (B) annual sales of not less than One Hundred Eighty Million and No/100 Dollars ($180,000,000.00) over four consecutive fiscal quarters, then the Security Deposit (and Letter of Credit) required to be maintained by Tenant under this Lease shall be reduced to Eight Hundred Sixty One Thousand Four Hundred Eighty Four and 98/100 Dollars ($861,484.98).”

3.
Condition of the Premises; Construction of Building Expansion. Tenant accepts the Existing Premises in its “as-is” condition, without representation or warranty from Landlord, and Tenant shall not be entitled to any allowances, credits, options, or other concessions with respect to the Existing Premises, except as otherwise expressly set forth in this Amendment and the Lease as amended hereby. Landlord acknowledges and agrees that Tenant has notified Landlord of its intent to develop and construct the Building Expansion upon the Existing Premises, subject and pursuant to Section 3.4(b) of the Lease. Notwithstanding the foregoing, Tenant hereby waives its right to construct the Building Expansion set forth in Section 3.4(b) of the Lease, and in lieu of the rights provided by Section 3.4(b) of the Lease and subject to the terms and provisions set forth herein, the Parties hereby agree to expand the Existing Premises by Tenant’s construction of a 74,400 square foot addition to the Building (the “Expanded Premises”) and modification of the parking area servicing the Building, each in the manner as approximately depicted on Exhibit “D-1” attached hereto (the “New Expansion”). The New Expansion shall be constructed subject to the terms and conditions of the Work Letter set forth on Exhibit “A” attached hereto. Following substantial completion of the New Expansion, the defined term “Premises” as used in the Lease shall be deemed to include both the Existing Premises and the Expanded Premises (a total of 315,200 square feet). Following the Effective Date of this Amendment, Landlord shall submit the Landlord approved Tenant’s Plans (as defined and set forth in Exhibit “A” attached hereto), and the Estimated Cost of the New Expansion, to its lender(s) holding a security interest in the Building in order to obtain binding approval(s) from the same permitting construction of the New Expansion in accordance with the Landlord approved Tenant’s Plans and Estimated Cost of the New Expansion (the “Lender Contingency”). Tenant shall not be permitted to commence construction of the New Expansion without satisfaction of the Lender Contingency. Notwithstanding anything to the contrary contained in the Lease, if Landlord fails to obtain all necessary lender approvals to satisfy the Lender Contingency on or prior to the date which is thirty (30) days after the Effective Date, Tenant acknowledges that Landlord shall not be deemed to be in default or breach of the Lease, nor shall such failure give rise to any remedy under the Lease in favor of Tenant, however Tenant’s right to construct the New Expansion and the Building Expansion shall be considered null and void and Tenant shall bear no responsibility for the costs incurred by Landlord with respect to Landlord’s efforts to satisfy the Lender Contingency.

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4.
Building Expansion Rent. Prior to the Funding Date, Base Rent for the Existing Premises shall continue to accrue and be payable as set forth in the Lease and Schedule A of the First Amendment. Commencing on the Funding Date, and for the initial twelve (12) month period thereafter, in addition to Base Rent for the Existing Premises, Tenant shall be obligated to pay to Landlord annual base rent for its lease of the Expanded Premises (the “Building Expansion Rent”) equal to the product of: (A) the aggregate amount of Expansion Allowance (as defined in Exhibit “A” attached hereto) funded by Landlord to Tenant; and (B) the greater of (i) eight percent (8%); or (ii) as of the Funding Date, the per annum percentage yield on United States treasury securities with maturities of ten years, as reported in the Wall Street Journal as of the Funding Date, or in the event that the Wall Street Journal ceases publication, in such source as shall be designated in writing by the Landlord, plus four hundred fifty (450) basis points. Commencing on the one (1) year anniversary of the Funding Date and each anniversary thereafter until the expiration or earlier termination of the Term, annual Building Expansion Rent (as initially determined by the preceding sentence) shall increase by an amount equal to three and one half percent (3.5%) of the Building Expansion Rent in effect for the immediately preceding year. Building Expansion Rent shall be paid in equal monthly installments, without demand, deduction, or offset (except as may be expressly provided in the Lease) at the same time and manner specified in the Lease for payments of Base Rent with respect to the Existing Premises; failure to timely pay Building Expansion Rent shall be subject to the same penalties and late fees imposed on untimely payments of Base Rent in the Lease. For the avoidance of doubt, Building Expansion Rent shall be deemed a portion of Base Rent for all other aspects of the Lease.

5.
Rules and Regulations; Green Practices. In addition to the terms and conditions set forth herein, from and after the Effective Date Landlord and Tenant shall be bound by those certain rules and regulations set forth on Exhibit “B” attached hereto and made a part hereof; provided, that Landlord may adopt, and Tenant shall comply with, reasonable rules and regulations to promote energy efficiency, sustainability and environmental standards for the Premises and the Building. If at any time during the Lease Term, the Building (as shall be expanded as set forth herein) contains any facility that generates all or any portion of the electricity used by the Building, then Tenant shall acquire its electric supply from that facility, and Tenant’s repair, maintenance, and operation obligations under the Lease shall include the operation, maintenance, and repair of said electricity generating and distribution equipment, including (without limitation) payment of utility standby fees. Tenant acknowledges that Landlord may implement rainwater collection, treatment and reuse methods, natural plantings and other methods of reducing water usage, including the use of water- saving appliances, such as waterless urinals.

6.
Notices. The Parties agree and acknowledge that all notices provided to Landlord and to Tenant pursuant to the Lease shall be sent to the following addresses:

Landlord Victoria Logistics Assets LP

c/o Mapletree US Management LLC 5 Bryant Park, Suite 2800

New York, NY 10018

Attn: Asset Management & Legal

with a copy to: Victoria Logistics Assets LP

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c/o Mapletree US Management LLC 311 S. Wacker Dr., Suite 520

Chicago, Illinois 60606 Attn: Asset Management

Tenant Thorne HealthTech, Inc 620 Omni Industrial Blvd. Summerville, SC 29486

Attn: Thomas McKenna, COO

With a copy to: Thorne HealthTech, Inc.

620 Omni Industrial Blvd. Summerville, SC 29486

Attn: Kim Pearson, Corporate Counsel

7.
Brokers. Neither Landlord nor Tenant has dealt with any broker or agent in connection with the negotiation or execution of this Amendment. Tenant and Landlord shall each indemnify the other against all costs, expenses, attorneys’ fees, liens and other liability for commissions or other compensation claimed by any broker or agent claiming the same by, through, or under the indemnifying party.

8.
Successors and Assigns. This Amendment shall bind and inure to the benefit of the Parties hereof and to their respective successors and assigns.

9.
Counterparts. This Amendment may be executed in multiple counterparts each of which shall be deemed to be an original, and all of such counterparts shall constitute one agreement. To facilitate execution of this Amendment, the Parties agree that telecopied signatures or scanned and electronically transmitted signatures may be used in place of original signatures on this Amendment.

10.
Entire Amendment. Except as expressly modified by this Amendment, all other terms and conditions of the Lease shall remain in full force and effect and binding upon Landlord and Tenant. In the event of any conflict or inconsistency between the terms and condition of this Amendment and the terms and conditions of the Lease, the terms and conditions of this Amendment shall control and govern. In all other respects, the terms and conditions of the Lease are hereby ratified in their entirety.

11.
Authority. Tenant and Landlord each hereby represents and warrants to the other that the individual(s) executing this Amendment on behalf of Tenant or Landlord, as the case may be, has all requisite power and authority, and by his or her signature, will bind such Party to the terms of this Amendment.

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IN WITNESS WHEREOF, the Parties have executed this Amendment effective the date and year first set forth above.

LANDLORD:

VICTORIA LOGISTICS ASSETS LP,

a Delaware limited partnership

By: Montgomery Logistics GP LLC,

a Delaware limited liability company

Its: General Partner

By: _________________________

Name: Richard Prokup Title: Senior VP .

Date:07-Feb-2023 | 1:20 AM SGT ,

TENANT:

THORNE HEALTHTECH, INC.,

a Delaware corporation

By: Thomas McKenna .

Name:

Title: Chief Operating Officer .

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EXHIBIT “A”

WORK LETTER FOR NEW EXPANSION

Tenant shall construct the New Expansion in accordance with the following terms and provisions:

1.
Landlord’s Construction Allowance. Provided the Lease, as amended, is in full force and effect and no Event of Default under the terms, covenants and conditions of the Lease, as amended, exists, Landlord hereby agrees to pay toward the cost of the New Expansion a construction allowance in an amount not to exceed Eight Million and 00/100 Dollars ($8,000,000.00) (the “Expansion Allowance”). Landlord shall have no obligation to provide or expend any amount in excess of the Expansion Allowance in connection with the New Expansion; all additional costs incurred with respect to the New Expansion shall be incurred at Tenant’s sole cost and expense. Landlord shall pay and contribute to Tenant the Expansion Allowance for the costs and expenses incurred with respect to the New Expansion within sixty (60) days after the last to occur of (x) completion of the New Expansion work and (y) satisfaction of the provisions of Paragraph 5 of this Work Letter below. Notwithstanding any provision to the contrary herein, the parties acknowledge and agree that Landlord shall have no obligation to pay or contribute any portion of the Expansion Allowance not expended on the New Expansion. Any unused portion of the Expansion Allowance shall be forfeited after the completion of the New Expansion. Notwithstanding any provision to the contrary herein, Landlord shall have no obligation to contribute any portion of the Expansion Allowance that has not been released and paid in accordance with the provisions of this Work Letter on or before December 31, 2023. The date on which Landlord pays or contributes the Expansion Allowance to Tenant shall be referred to herein as the “Funding Date”, provided, however, the Funding Date shall be no later than December 31, 2023 and, notwithstanding the foregoing, if subject to the terms and provision set forth in this Work Letter Tenant is not entitled to the payment of the entirety of the Expansion Allowance prior to or on December 31, 2023 (and forfeits a portion of the same), the Funding Date shall be deemed to be the earlier of (a) the date of last payment, and

(b) December 31, 2023.

2.
Work. Tenant shall commence performance of the New Expansion only after obtaining Landlord’s written approval of the architect designing the Tenant’s Plans (as defined below) and the Tenant’s Plans for the New Expansion, the contractor to perform the New Expansion, and the construction contract for the New Expansion as provided in the Lease and this Work Letter. The cost of the New Expansion shall include, without limitation:

2.1
All costs and expenses actually incurred and pertaining to the New Expansion, including, but not limited to, material and equipment costs, costs charged by contractors, subcontractors and general and other conditions costs and expenses in connection with the performance and installation of the New Expansion;

2.2
All costs and expenses of preparation of the Tenant’s Plans for space planning, construction, site inspection and contract administration by Consultants (as defined below);

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2.3
All costs of permits, licenses and other approvals required for the performance of the New Expansion; and

2.4
A construction management or oversight fee payable to Landlord’s construction manager pursuant to a separate written agreement between Landlord and said construction manager.

All costs and expenses related to the planning and construction of the New Expansion in excess of the Expansion Allowance shall be the obligation of, and shall be paid by, Tenant.

3.
Plans and Specifications.

3.1.
Tenant shall employ consultants, including but not limited to the proposed architect for the New Expansion (the “Consultants”), designated by Tenant for the preparation of the necessary architectural, mechanical and electrical plans, drawings, construction schedule, and specifications pertaining to the New Expansion, provided, however, that all such Consultants shall be subject to the advance written approval of Landlord, not unreasonably withheld, conditioned, or delayed. Tenant shall furnish Landlord with architectural and design plans and specifications (the “Tenant’s Plans”) prepared first in preliminary form (the “Preliminary Plans”), and thereafter in working form (the “Working Drawings”), which shall cover, describe and depict the New Expansion. All Tenant’s Plans shall meet the requirements set forth in Schedule I attached hereto.

3.2.
Upon submission of the Tenant’s Plans for the New Expansion, Landlord shall review the Tenant’s Plans and shall either approve the Tenant’s Plans or advise Tenant in writing of any aspect of the design, engineering, construction or installation which is not acceptable to Landlord. Landlord shall advise Tenant of its approval or comments on the Tenant’s Plans within fifteen (15) days after Landlord’s receipt of the Tenant’s Plans. In the event that Landlord shall disapprove of any portion of the Tenant’s Plans, Tenant shall have seven (7) days after Landlord’s notification of its disapproval to revise the Tenant’s Plans and resubmit them to Landlord, and Landlord shall thereafter have ten (10) to review and either approve or disapprove such revised Tenant’s Plans. In the event Landlord fails to approve or disapprove the Tenant’s Plans or any changes thereto within the time period set forth above, then such items shall be deemed not approved.

3.3.
After approval of the Tenant’s Plans or any portion thereof, Tenant shall not in any way modify, revise or change the approved Tenant’s Plans without the prior written consent of Landlord, which shall not be unreasonably withheld, conditioned or delayed. If Landlord approves such request, the entire cost of such change, including the cost of revising the Tenant’s Plans or preparing new plans, shall be borne by Tenant.

3.4.
It shall be Tenant’s sole responsibility that the Tenant’s Plans and construction of the New Expansion comply with all applicable laws and governmental requirements, and all covenants, conditions, and restrictions of record affecting the Premises, and to procure and deliver to Landlord, upon request, all such licenses, permits and approvals from all governmental authorities and/or third parties as are necessary to permit the New Expansion to be commenced, continued to completion, and later occupied. Notwithstanding anything to the contrary contained

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herein or in the Lease, prior to Tenant’s commencement and completion of the New Expansion, Tenant acknowledges and agrees that Berkeley County, South Carolina requires Landlord, on behalf of Tenant, to execute, submit, and record with the Berkeley County, South Carolina Office of the Register of Deeds a certain Covenants for Permanent Maintenance of Stormwater Systems (“Stormwater Covenants”) to ensure the New Expansion’s compliance with Berkeley County’s stormwater management program. Pursuant to and in accordance with the terms and provisions of Section 1.1(c), Section 2.2(e), and all other applicable provisions of the Lease, Tenant acknowledges and agrees that Landlord has provided timely advance written notice to Tenant, and a copy of the proposed Stormwater Covenants, regarding Landlord’s intent to execute and record said Stormwater Covenants, and by its execution hereof Tenant hereby consents to Landlord’s execution and recordation of the Stormwater Covenants with the Berkeley County, South Carolina Office of the Register of Deeds.

4.
Contracts and Contractors for the New Expansion.

4.1.
Tenant shall make all such contracts and arrangements as shall be necessary or desirable for the construction and installation of the New Expansion. Tenant agrees to retain contractors, subcontractors and materialmen who are of good reputation and experienced in and favorably known for the construction of space comparable to the New Expansion in the metropolitan area where the Premises is situated, and that are properly licensed for the work they are to perform. Tenant shall provide Landlord with a list of all proposed contractors, subcontractors and materialmen that Tenant intends to utilize with respect to the New Expansion and provide true, correct and complete copies of all contracts relating to the New Expansion. Such contractors, subcontractors, materialmen and contracts must be satisfactory to Landlord in Landlord’s sole discretion, and shall not be employed and no contract shall be executed, as the case may be, without Tenant first obtaining Landlord’s written approval. Landlord shall approve or disapprove of Tenant’s proposed contractors within seven (7) business days after receiving Tenant’s submission of any such contractor’s name and any additional information required by Landlord in order to evaluate such contractor. Tenant and Tenant’s contractors shall use qualified craftsmen and laborers and, upon Landlord’s demand, Tenant shall promptly take all measures necessary to avoid labor unrest in the Premises and on the Land which is caused by Tenant or Tenant’s contractors. The cost of the New Expansion, and the materials and services related thereto, shall in all events be competitively priced and shall in no event be in excess of the cost of such New Expansion if charged by an unrelated and independent third-party contractor in an arm’s length transaction.

4.2.
Prior to commencing the New Expansion, Tenant shall submit to Landlord for Landlord’s approval the Estimated Cost of the New Expansion, itemized by phase (there shall be a total of no more than four (4) phases). Upon approval by Landlord and following the satisfaction of the Lender Contingency, the total aggregate amount of the Estimated Cost and contracted construction costs to be incurred by Tenant pursuant to construction of the first phase of the New Expansion, shall be deposited, in cash, into a construction disbursement escrow established with a title insurance company satisfactory to Landlord, for disbursement of the same to pay for the cost of the New Expansion upon terms and conditions satisfactory to Landlord in Landlord’s reasonable judgment. Total aggregate funding for the first phase of the New Expansion shall be deposited, in full, no later than December 31, 2022. Thereafter, Tenant shall deposit, in full per phase, the total aggregate amount of the Estimated Cost and contracted construction costs to be incurred by Tenant

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pursuant to construction of subsequent phases of the New Expansion prior to the commencement of work to be performed by Tenant or authorized hereunder related said phase. Pursuant and subject to such construction disbursement escrow, Tenant shall provide to Landlord, simultaneously with submittal to the applicable title insurance company, copies of all written disbursement requests to fund construction of the New Expansion. The general contractor approved by Landlord and Tenant shall be the “Contractor” for purposes of this Work Letter.

5.
Construction. Promptly upon Landlord’s approval of the Tenant’s Plans for the New Expansion and satisfaction of the Lender Contingency, Tenant shall apply for, and supply to Landlord upon issuance, a building permit and any other required governmental permits, licenses or approvals required to construct and perform the New Expansion. Upon issuance of such permits and approvals, Tenant shall commence the New Expansion in accordance with the Tenant’s Plans and shall diligently prosecute the New Expansion to completion. Tenant agrees to cause the New Expansion to be constructed in a good and workmanlike manner using first-class quality materials, and in compliance with all applicable building codes and ordinances. Upon completion of the New Expansion, Tenant shall provide to Landlord: (i) an architect’s certificate of final completion; (ii) copies of all necessary governmental permits and satisfactory evidence of the closing all such permits, including, but not limited to, a final certificate of occupancy; (iii) the sworn statement of the Contractor confirming completion of the Building Expansion in accordance with the Landlord approved Tenant’s Plans; (iv) three complete sets of record drawings, warranty documentation and operations and maintenance manuals; (v) final lien waivers from all contractors, subcontractors and materialmen; and (vi) any other information or documentation reasonably requested by Landlord to evidence lien-free completion of construction and payment of all of the cost thereof. Landlord, or its designee, shall have the right to observe the performance of the New Expansion and Tenant shall take all such actions with respect thereto as Landlord (or its designee) may, in its good faith determination, deem advisable from time to time to assure that the New Expansion and the manner of performance thereof shall not be injurious to the Premises and Land, the engineering and construction of the Premises or the electrical, plumbing, heating, mechanical, ventilating or air- conditioning systems of the Premises, and shall be in accordance with the Tenant’s Plans and the provisions herein, and Landlord’s (or its designee’s) right to enter the Premises and Land in order to observe the New Expansion, and the performance thereof, shall in no event constitute a breach of Tenant’s right to quiet enjoyment under the Lease, as amended, at law or otherwise.
6.
Tenant’s Default. If Tenant shall fail to comply with any term, provision or agreement hereunder, and if any such failure is not cured within fifteen (15) days following written notice to Tenant, then, in addition to any other remedies granted Landlord under the Lease in the case of default by Tenant and any remedies provided for elsewhere in this Work Letter or available at law or equity, Landlord may elect, upon notice to Tenant, to:

6.1.
require Tenant to discontinue all work hereunder in which case any unused portion of the Expansion Allowance shall be forfeited and shall not be payable by Landlord in any case; or

6.2.
complete the construction of the New Expansion pursuant to the Tenant’s Plans as approved by Landlord and Tenant or complete any work which Landlord and Tenant have agreed to in writing, and charge Tenant for the additional costs of completing any other work, the plans

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and specifications for which have not been agreed to by Landlord and Tenant, but which Landlord, in its reasonable discretion, deems necessary for the completion of the New Expansion; or

6.3 cancel the Lease, as amended, effective immediately after Tenant receives notice thereof, without incurring any liability on account thereof and the term granted under the Lease is expressly limited accordingly. If Landlord cancels the Lease pursuant to the terms hereof or as a result of Tenant’s default under the Lease, such cancellation shall not affect Tenant’s liability for any sums payable hereunder.

7.
Miscellaneous.

7.1. Tenant designates Thomas McKenna (the “Tenant’s Authorized Representative”), as the person authorized to approve in writing all plans, drawings, specifications, change orders, charges and approvals pursuant to this Work Letter (and the act of the aforenamed person shall be sufficient to bind Tenant). Tenant may designate a substitute Tenant’s Authorized Representative by written notice to Landlord. Landlord shall not be obligated to respond to any instructions, approvals, changes, or other communications from anyone claiming to act on Tenant’s behalf other than Tenant’s Authorized Representative. All references in this Work Letter to actions taken, approvals granted, or submissions made by Tenant shall mean that such actions, approvals or submissions have been taken, granted or made, in writing, by Tenant’s Authorized Representative acting for Tenant.

7.2 Tenant expressly assumes the responsibility and obligation of supplying the Consultants with all information concerning Tenant’s requirements with respect to the New Expansion as and when requested by any of the Consultants.

7.3.
Prior to, during, and after construction of the New Expansion, Tenant shall continue to comply with the insurance requirements set forth in the Lease. In the event Tenant fails to so comply, Landlord shall have the option, but not the obligation to procure the required insurance and charge Tenant the cost of such compliance as additional rent.

7.4.
All rights and remedies of Landlord herein created or otherwise existing at law or equity are cumulative, and the exercise of one or more such rights or remedies shall not be deemed to exclude or waive the right to the exercise of any other rights or remedies. All such rights and remedies may be exercised and enforced concurrently and whenever and as often as deemed desirable.

7.5.
In addition to the terms and provisions of this Work Letter and the Amendment, Tenant shall comply with the terms and provisions of the Lease applicable to Material Alterations and other Work, including (without limitation) Sections 2.3 and 2.4 of the Lease concerning liens, and the terms and conditions of clauses (i) through (viii) in Section 3.4(a) of the Lease.

7.6.
This Work Letter shall not be deemed applicable to any additional space added to the Premises following completion of the New Expansion, or any alterations or other improvements to the Premises, at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the Premises or any additions thereto in the event of a

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renewal or extension of the original term of the Lease, whether by any options under the Lease or otherwise.

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SCHEDULE I STANDARDS FOR PLANS

1.
The working drawings shall be prepared at a scale of not less than 1/8"=1 foot.

2.
The Tenant’s Plans shall contain sufficient notations, specifications and details to describe all aspects of the Building Expansion, including but not limited to:

(a)
Insulated structures, walls, special wall coverings, graphics, special painting or special wall materials such as plate glass or glass block.

(b)
Door dimensions, thickness, hardware or locks.

(c)
Flooring materials.

(d)
Electrical outlets requiring a dedicated circuit, more than 120 volts or more than 15 amperes.

(e)
Telephone outlets requiring more than 3/4 inch diameter conduit.

(f)
Light fixtures, exhaust fans, ceiling heights, or ceiling designs using non-standard materials.

(g)
Any special conduits, receptacles or electrical devices necessary to serve communications equipment, computers or other facilities to be installed by Tenant.

(h)
Any special requirements to accommodate handicapped employees of Tenant within the Premises and Building Expansion..

(i)
The locations of all improvements, building systems and equipment, or any modifications to existing improvements, building systems and equipment, to be installed or performed in connection with the Building Expansion.

(j)
A depiction and description of the type of equipment (listing the manufacturer and product name and/or number) to be installed in connection with the Building Expansion, and any manufacturer-required installation specifications.

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EXHIBIT “D-1”

SITE PLAN DEPICTING LOCATION AND CONFIGURATION OF BUILDING EXPANSION

[TO BE INSERTED]

D-1-1

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EXHIBIT “B”

RULES AND REGULATIONS

1.
Any sidewalks, lobbies, passages and stairways shall not be obstructed or used by Tenant for any purpose other than ingress and egress from and to the Premises. Landlord shall in all cases retain the right to control or prevent access by all persons whose presence, in the judgment of Landlord, shall be prejudicial to the safety, peace or character of the property.

2.
The toilet rooms, toilets, urinals, sinks, faucets, plumbing or other service apparatus of any kind shall not be used for any purposes other than those for which they were installed, and no sweepings, rubbish, rags, ashes, chemicals or other refuse or injurious substances shall be placed therein or used in connection therewith or left in any lobbies, passages, elevators or stairways.

3.
Tenant shall not impair in any way the fire safety system and shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency. No person shall go on the roof without Landlord’s prior written consent.

4.
Skylights, windows, doors and transoms shall not be covered or obstructed by Tenant, and Tenant shall not install any window covering which would affect the exterior appearance of the Building, except as approved in writing by Landlord. Tenant shall not remove, without Landlord’s prior written consent, any shades, blinds or curtains in the Premises.

5.
Without Landlord’s prior written consent, Tenant shall not hang, install, mount, suspend or attach anything from or to any sprinkler, plumbing, utility or other lines. If Tenant hangs, installs, mounts, suspends or attaches anything from or to any doors, windows, walls, floors or ceilings, Tenant shall spackle and sand all holes and repair any damage caused thereby or by the removal thereof at or prior to the expiration or termination of the Lease. If Tenant elects to seal the floor, Tenant shall seal the entire unfinished floor area within the Premises.

6.
Tenant shall not change any locks nor place additional locks upon any doors.

7.
Neither Tenant nor its employees, agents or invitees shall disturb the occupants of the Building by the use of any loudspeakers, phonographs, radios or televisions, musical instruments, making of unseemly noises, use of flashing lights or searchlights or any other unreasonable use which can be heard or experienced outside of the Premises.

8.
Tenant shall not use nor keep in the Building any matter having an offensive odor, nor explosive or highly flammable material, nor shall any animals other than service dogs in the company of and assisting their disabled masters be brought into or kept in or about the property.

9.
If Tenant desires to introduce electrical, signaling, telegraphic, telephonic, protective alarm or other wires, apparatus or devices, Landlord shall direct where and how the same are to be placed, and except as so directed, no installation boring or cutting shall be permitted. Landlord shall have the right to prevent and to cut off the transmission of excessive or dangerous

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current of electricity or annoyances into or through the Building or the Premises and to require the changing of wiring connections or layout at Tenant's expense, to the extent that Landlord may deem necessary, and further to require compliance with such reasonable rules as Landlord may establish relating thereto, and in the event of non-compliance with the requirements or rules, Landlord shall have the right immediately to cut wiring or to do what it considers necessary to remove the danger, annoyance or electrical interference with apparatus in any part of the Building. All wires installed by Tenant must be clearly tagged at the distributing boards and junction boxes and elsewhere where required by Landlord, with the number of the office to which said wires lead, and the purpose for which the wires respectively are used, together with the name of the concern, if any, operating same.

10.
Tenant shall not place weights anywhere beyond the safe carrying capacity of the Building.

11.
The use of rooms as sleeping quarters is strictly prohibited at all times.

12.
Landlord will not be responsible for lost or stolen personal property, equipment, money or jewelry from Tenant’s area or public rooms regardless of whether or not such loss occurred when the area is locked from entry.

13.
Tenant shall comply with all parking regulations promulgated by Landlord from time to time for the orderly use of the vehicle parking areas, including, without limitation, the following: Parking shall be limited to automobiles, passenger or equivalent vans, motorcycles, light four wheel pickup trucks and (in designated areas) bicycles. No vehicles shall be left in the parking lot overnight without Landlord’s prior written approval. Parked vehicles shall not be used for vending or any other business or other activity while parked in the parking areas. Vehicles shall be parked only in striped parking spaces, except for loading and unloading, which shall occur solely in zones marked for such purpose, and be so conducted as to not unreasonably interfere with traffic flow within the property or with loading and unloading areas of other tenants. Tenant may not operate any recreational vehicles around the Building. Tractor trailers shall be parked in areas designated for tractor trailer parking. Employee and tenant vehicles shall not be parked in spaces marked for visitor parking or other specific use. All vehicles entering or parking in the parking areas shall do so at owner’s sole risk and Landlord assumes no responsibility for any damage, destruction, vandalism or theft. Tenant shall cooperate with Landlord in any measures implemented by Landlord to control abuse of the parking areas, including without limitation access control programs, tenant and guest vehicle identification programs, and validated parking programs, provided that no such validated parking program shall result in Tenant being charged for spaces to which it has a right to free use under its Lease. Each vehicle owner shall promptly respond to any sounding vehicle alarm or horn, and failure to do so may result in temporary or permanent exclusion of such vehicle from the parking areas. Any vehicle which violates the parking regulations may be cited, towed at the expense of the owner, temporarily or permanently excluded from the parking areas, or subject to other lawful consequence. All vehicles shall follow Landlord’s designated points of entrance and exit and turn- arounds and circulation routes for the property.

14.
Tenant may not repair any vehicle inside or outside the Premises.

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DocuSign Envelope ID: BA370BF0-6559-47BF-93FD-5271BD02FEF9

15.
No washing of any type (other than a reasonable restroom or kitchen washing) will take place in the Premises including the truck apron and parking areas.

16.
Pest control in the Premises is a Tenant expense.

17.
Tenant and its employees, contractors and invitees shall not smoke in the Building nor at the Building entrances and exits or in any other areas around the Building designated by Landlord as non-smoking areas.

18.
No item, including, but not limited to, vehicles, trailers, temporary structures, supplies or equipment, shall be stored outside the Premises without the express permission of the Landlord.

19.
For purpose of good housekeeping, safety and cleanliness of the area outside the Premises and all common areas, Tenant must keep all refuse and debris in containers. If Tenant fails in this respect, Landlord may give written notification to Tenant to clean up such refuse and debris. If Tenant does not remedy the situation within forty-eight (48) hours from receipt of such notification, Landlord retains the right to clean up the area and bill Tenant for such work.

20.
If at Tenant’s request, Landlord consents to Tenant having a dumpster at the property, Tenant shall locate the dumpster in the area designated by Landlord and shall keep and maintain the dumpster clean and painted with lids and doors in good working order and, at Landlord’s request, locked. Tenant shall screen, at Tenant’s sole cost and expense, the dumpster area at Landlord’s request.

21.
Tenant shall provide Landlord with a written identification of any vendors engaged by Tenant to perform services for Tenant at the Premises (examples: cleaners, security guards/monitors, trash haulers, telecommunications installers/maintenance).

22.
Tenant will furnish and maintain an adequate number of fire extinguishers in good operating condition as may be reasonably required by Landlord in accordance with local, state and federal laws, ordinances, regulations and codes, and will also comply with such safety recommendations and loss prevention and loss reduction recommendations as Landlord or Landlord's insurance carriers (or both) may, from time to time, request.

23.
A person other than law enforcement who is licensed to carry a handgun may not enter the Building with a firearm that is carried openly.

24.
Tenant shall comply with any move-in/move-out rules provided by Landlord.

25.
Tenant shall provide, within ten (10) days after Landlord’s request from time to time, reasonably requested energy and water consumption data and related information in connection with Tenant’s use of the Premises performed by or on behalf of Tenant – all to be used for purposes of monitoring and improving building efficiencies.

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26.
Tenant shall use only interior paints and coatings (including primers) meeting environmental requirements of the Green Seal Environmental Standard for Paints and Coatings- GS- 11.

27.
All cleaning products used in the Premises must be certified under the current Green Seal Environmental Standard for Industrial and Institutional Cleaners – GS-37. For cleaning purposes, Tenant shall use micro-fiber wipes, dust cloths and dust mops in place of paper wipes (and where paper products are used, Tenant shall use products that contain at least 30% recycled content and which are recyclable). When chemicals for which the GS-37 or a U.S. Environmental Protection Agency’s Design for the Environment rating are not applicable, the chemicals shall be durable, slip resistant and free of zinc (metal-free) and compliant with the Green Seal GS-40 Standard and/or CCD-147. Carpet care products shall meet the requirements of the Green Seal GS-37 Standard and/or CCD-148. Use of hand soaps that do not contain antimicrobial agents, except where required by health codes, and that meet Green Seal GS-41. Standard, is required. Proper training of maintenance personnel in the hazards, use, maintenance and disposal of cleaning chemicals, dispensing equipment and packaging is required. Tenant shall provide documentation that this policy has been followed, showing specifications for chemicals used, dates and activities associated with cleaning maintenance, and dates and outline of cleaning worker training.

28.
The following items must be recycled according to local capabilities, guidelines, regulations, and Landlord’s sustainability practices: (i) Paper; (ii) Cardboard, (iii) Plastics, (iv) Aluminum Cans/Metals; and (v) Glass. Tenant shall recycle, salvage or divert from landfills, and shall provide documentation demonstrating that, at least 70% by volume of any and all demolition and construction waste were recycled, salvaged or otherwise diverted from landfill and incineration. Landlord reserves the right to refuse to collect or accept from Tenant any trash that is not separated and sorted as required by Governmental Requirements or pursuant to Landlord’s sustainability practices, and to require Tenant to arrange for such collection at Tenant’s cost, utilizing a contractor reasonably satisfactory to Landlord. Tenant shall pay all costs, expenses, fines, penalties or damages that may be imposed on Landlord or Tenant by reason of Tenant’s failure to comply with the provisions of this paragraph.

29.
Tenant shall provide Landlord annually or at such other times as Landlord may reasonably request with waste manifests for all waste that left the Building under Tenant’s control, including, without limitation, cardboard, glass, plastics, metals, electronic waste, off-site paper shredding and pallets.

30.
For new plumbing installations and whenever plumbing fixtures are being replaced, Tenant shall install fixtures according to the following specifications:

1.
Water Closets with a flush volume not to exceed 1.28 gallons per flush.
2.
Urinals with a flush volume not to exceed .0.5 gallons per flush.
3.
Lavatory faucets with a flow rate not to exceed 0.50 gallons per minute.
4.
Breakroom and kitchen type faucets with a flow rate not to exceed 1.5 gallons per minute.
5.
Showerheads with a flow rate not to exceed 1.5 gallons per minute.

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31.
With respect to heating, ventilation and cooling, (i) Tenant shall be required to install equipment that meets or exceeds the minimum performance criteria of the ASHRAE Standard 90.1- 2010, Energy Efficient Building Design and Construction, or applicable building code, whichever is more stringent; (ii) Tenant shall be required to install equipment that meets or exceeds the minimum performance criteria of the ASHRAE Standard 62.1-2010, Ventilation for Acceptable Indoor Air Quality, or applicable building code, whichever is more stringent; (iii) any new rooftop unit (“RTU”) that services the Premises must meet the DOE Better Buildings Allowance High-Efficiency RTU Specifications; (iv) Tenant shall not permit space heaters or other energy-intensive equipment; and (v) any space conditioning equipment that is placed in the Premises with Landlord’s consent for the purpose of increasing comfort to occupants shall be operated on sensors or timers that limit operation of equipment to hours of occupancy in the areas immediately adjacent to the occupying personnel.

32.
Tenant shall be required to install mechanical ventilation equipment with zero use of chlorofluorocarbon (CFC)-based refrigerants.

33.
All energy using equipment, appliances, lamps, ballasts and controls shall be energy efficient and Energy Star rated where available. Tenant shall use LED or similar bulbs for lighting in the Premises when replacing bulbs in the wall fixtures or any portable indirect lighting.

34.
Tenant shall cause all of its employees, agents and contractors to comply with these rules and regulations.

35.
Landlord reserves the right to rescind, suspend or modify any rules or regulations and to make such other rules and regulations as, in Landlord’s reasonable judgment, may from time to time be needed for the safety, care, maintenance, operation and cleanliness of the property. Notice of any action by Landlord referred to in this section, given to Tenant, shall have the same force and effect as if originally made a part of the foregoing Lease. New rules or regulations will not, however, be unreasonably inconsistent with the proper and rightful enjoyment of the Premises by Tenant under the Lease.

36.
These rules and regulations are not intended to give Tenant any rights or claims in the event that Landlord does not enforce any of them against any other tenants or if Landlord does not have the right to enforce them against any other tenants and such non-enforcement will not constitute a waiver as to Tenant.

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